Exhibit 99.1

News Release	Investor Contact:	Jennifer Gordon (212) 536-8244
	Media Contact:	Robert Young (713) 496-6076

FOR IMMEDIATE RELEASE

HESS MIDSTREAM PARTNERS LP COMPLETES ACQUISITION OF HESS INFRASTRUCTURE PARTNERS LP, IDR SIMPLIFICATION AND CONVERSION TO AN UP-C CORPORATE STRUCTURE

HOUSTON, December 16, 2019 — Hess Midstream Partners LP (NYSE: HESM) (the “Company” or “HESM”) today announced that the Company has completed its previously announced acquisition of Hess Infrastructure Partners LP (“HIP”), IDR simplification and conversion from a master limited partnership into an “Up-C” structure by merging with Hess Midstream LP (“Hess Midstream”), an entity taxed as a corporation for U.S. federal income tax purposes. At the effective time of the transaction, each HESM common unit held by Hess Midstream Partners LP public unitholders converted on a one-for-one basis into a newly issued Class A share representing a limited partner interest in Hess Midstream. Based on the number of HESM common units held by Hess Midstream Partners LP public unitholders, Hess Midstream issued approximately 17 million Class A shares to HESM public unitholders. As part of the transaction, Hess Midstream Partners LP changed its name to “Hess Midstream Operations LP” and will continue as a consolidated subsidiary of Hess Midstream, the new publicly listed entity. Hess Midstream Partners LP common units ceased trading on the New York Stock Exchange (“NYSE”) effective after the market close today and the Class A shares will begin trading on the NYSE under the ticker symbol “HESM” at the opening of the market on December 17, 2019.

“Hess Midstream has successfully transitioned from a small-cap MLP to a midstream company with an enterprise value of approximately $8 billion,” said Jonathan Stein, Chief Financial Officer of Hess Midstream. “A more diversified investor base can now participate in our differentiated business model of strong expected EBITDA and distribution growth and free cash flow generation, all underpinned by our best-in-class contract structure and conservative balance sheet.”

As consideration for the acquisition, affiliates of Hess Corporation (“Hess”) and Global Infrastructure Partners (“GIP”), the Company’s existing sponsors, received approximately 230 million newly issued HESM common units and a cash payment of approximately $602 million in the aggregate. After giving effect to the acquisition and related transactions, public shareholders of Class A shares in Hess Midstream own approximately 6% of the consolidated entity on an as-exchanged basis and Hess and GIP each own approximately 47% of the consolidated entity on an as-exchanged basis, primarily through the sponsors’ ownership of limited partner interests in HESM that are exchangeable into Class A shares of Hess Midstream on a one-for-one basis.

In connection with the transaction, the Company repaid approximately $312 million of borrowings under HIP’s existing credit facilities and retired those facilities. The Company also assumed approximately $800 million of outstanding HIP senior notes in a par-for-par exchange for newly issued 5.625% senior notes due 2026 of the Company and, as previously announced on December 10, 2019, completed the issuance of approximately $550 million aggregate principal amount of the Company’s 5.125% senior notes due 2028. In addition, the Company retired its existing secured revolving credit facility and entered into a new $1 billion secured revolving credit facility and $400 million secured term loan facility.

Hess Midstream shareholders will receive a quarterly cash distribution for the fourth quarter of 2019 with respect to the Class A shares of Hess Midstream, as and when declared by Hess Midstream’s Board of Directors, based on a full quarter of cash flows under the new structure.

Existing HESM common unitholders will receive a final Schedule K-1 with respect to their ownership of HESM common units for the period from January 1, 2019 through

December 15, 2019. Thereafter, each Hess Midstream shareholder will receive a Form 1099-DIV with respect to distributions received on Class A shares of Hess Midstream.

About Hess Midstream

Hess Midstream is a fee-based, growth-oriented, midstream company that owns, operates, develops and acquires a diverse set of midstream assets to provide services to Hess and third-party customers. Hess Midstream, through its ownership interests in HESM, owns oil, gas and produced water handling assets that are primarily located in the Bakken and Three Forks Shale plays in the Williston Basin area of North Dakota. More information is available at www.hessmidstream.com.

Forward Looking Statements

This press release may include forward-looking statements within the meaning of the federal securities laws. Generally, the words “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “believe,” “intend,” “project,” “plan,” “predict,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and current projections or expectations. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the filings made by Hess Midstream and HESM with the U.S. Securities and Exchange Commission (“SEC”), which are available to the public. Neither Hess Midstream nor HESM undertakes any obligation to, and neither intends to, update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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